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                                                                   EXHIBIT 10.07


May 25, 2001


Mr. Byron Smith



Dear Byron:

This letter confirms our discussion and agreement regarding your transition and separation from employment with Excite@Home. We have agreed to a transition plan as follows:

     1. Separation. Your separation and last day of employment with the Company will be July 14, 2001. Between now and June 15, 2001, you will work on projects at my direction, and will develop and implement a transition plan for your current responsibilities. You and I will meet regularly to review project status and transition. You agree to perform these assignments with the highest degree of professionalism. You will be on vacation from June 15, 2001 until July 14, at which point you will have a zero vacation balance.

     2. Severance Benefits. Conditioned on your execution of a full release and waiver of claims including a waiver of the Executive Severance and Retention Agreement (the "Agreement"), you will be entitled to the following benefits:

  . Salary through the Separation Date paid according to regular payroll practices;

  . Six months of paid base salary continuation from July 15, 2001 through January 15, 2002, according to normal payroll practices.

  . Medical, dental and vision coverage will be provided to you at company expense under the standard terms of COBRA for a period of six months after your separation date, and provided that you are not eligible for benefits from a new employer, for up to an additional six months for a maximum of twelve months coverage. After the period of company paid COBRA benefits, you will have the option of continuing your COBRA coverage at your own expense through the maximum COBRA coverage period of eighteen months from your separation date. If you still require benefits coverage after the eighteen month period and are still not eligible for benefits under a new employer, then for a period of twelve months after you are no longer eligible for COBRA if your cost to purchase equivalent insurance is above the companies COBRA rates then the company will reimburse any additional costs. The medical, dental and vision benefits you are eligible to receive under COBRA are identical to the benefits provided to Excite@Home
                                                           -----------
     employees. For life and disability insurance, we will reimburse the cost of an individual policy that provides equivalent coverage for the same length of time as we pay for your medical, dental and vision coverage.
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  .  2001 bonus, of $24,000, less standard deductions and withholdings, will be paid to you on your separation date;

  . Option Grant for 100,000 shares dated October 24, 2000 will continue to vest for 4 years from the date of grant, and you will have 90 days to exercise these options after they are 100% vested on October 24, 2004; all others options will cease vesting as of Separation Date and may be exercised as per the terms of the applicable Option Plan;

  . Mortgage assistance continuation until the earlier of 6 months from the Separation Date or the close of the sale of the Menlo Park property;

  . Excite@Home home loan of $400,000 will be repaid with proceeds from the sale of the Menlo Park property. If the sale price is not sufficient to recover your original purchase price of $1,626,000 and documented expenses for remodel/renovation and home selling expenses, you will not be required to repay 100% of the Excite@Home home loan, just the shortfall between your original purchase price (less documented expenses) and the sales price, so long as all proceeds are applied to indebtedness on the property;

  . Reimbursement of moving expenses not to exceed $35,000 with appropriate receipts, provided that your move be completed within six months from July 14, 2001;

  . You may keep your laptop computer (provided you transfer Company materials to a secure drive for access by appropriate Company personnel), docking station and speakers, and cell telephone (without service contract); and,

  . Lump sum payment for outplacement assistance of $10,000, less standard deductions and withholdings, will be paid to you on your separation date.

These benefits are subject to your performance of transition duties through the Separation Date, and the execution of a full release and waiver agreement, a one-year non-compete preventing your employment with Yahoo, and a one-year non-solicitation of Excite@Home employees.

     3. Confidentiality. The provisions of our agreement will be held in strictest confidence by you and the Company and will not be disclosed except that you may disclose this Agreement to your immediate family; both you and the Company may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.
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If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,


By:_________________________________________
       Patti Hart


AGREED:



____________________________________________     Dated:_________________________
Byron Smith